Exhmbit 10.4
Restricted Share Unit Agreement
(Cash Award)

This Restricted Share Unit Agreement (this "Agreement") is made and entered into as of August 15, 2016 (the "Grant Date"), by and between GSE Systems, Inc., a Delaware corporation, (the "Company") and Christopher D. Sorrells (the "Grantee").
WHEREAS, the Company has adopted the GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated from time to time (the "Plan"), pursuant to which Restricted Share Units may be granted;
WHEREAS, as the Grant Date, the Company and the Grantee entered into an employment agreement pursuant to which Grantee was employed as the Company's Chief Operating Officer (the "Employment Agreement");
WHEREAS, under the Plan, (a) the maximum number of shares of the Company's common stock, par value $0.01 per share ("Common Stock"), subject to Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under the Plan shall be limited to 400,000 (the "Common Stock Limit"), and (b) the maximum cash amount payable for Awards of any combination that may be granted during any one fiscal year of the Corporation to any one individual under this Plan shall be limited to the amount equal to 400,000 times the Fair Market Value per Share of Common Stock (the "Cash Award Limit");

WHEREAS, Grantee has been awarded Restricted Share Units to be settled in shares of common stock of the Company in an amount approaching the Common Stock Limit; and

WHEREAS, the Company now desires to award Restricted Share Units to be settled in cash in the amount set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.  Grant of Performance Restricted Share Units. Pursuant to Section 6 of the Plan, the Company hereby grants to the Grantee an Award for a target number of Restricted Share Units. Each Restricted Share Unit ("RSU") represents the right to receive a cash payment in an amount equal to the Fair Market Value of one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of RSUs that actually vest for the Performance Period will be determined by the level of achievement of the Performance Goals in accordance with Exhibit 1 attached hereto. Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.
2.  Performance Period. For purposes of this Agreement, the term "Performance Period" shall be the period commencing on the Grant Date and ending on August 15, 2021.

3.  Performance Goals.
3.1  The number of RSUs vested will be determined based on the level of achievement of the Performance Goals in accordance with Exhibit 1. All determinations of whether Performance Goals have been achieved, the number of RSUs vested, and all other matters related to this Section 3 shall be made by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in their sole discretion.
3.2  Promptly following completion of a Performance Goal, the Compensation Committee will review and certify in writing (a) whether, when and to what extent, the Performance Goal has been achieved, and (b) the number of RSUs that vest, if any, subject to compliance with the requirements of Section 4. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
4.  Vesting of RSUs. The RSUs are subject to forfeiture until they vest. Except as otherwise provided herein, the RSUs will vest and become nonforfeitable as of the day the Performance Goal is satisfied as certified by the Compensation Committee in accordance with Section 3.2. The number of RSUs that vest and become payable under this Agreement shall be determined by the Compensation Committee based on the level of achievement of the Performance Goals set forth in Exhibit 1. Notwithstanding anything herein to the contrary, any unvested RSUs will expire on August 15, 2021.
5.  Termination of Employment.
5.1  Except as otherwise expressly provided in this Agreement or the Employment Agreement, if the Grantee's employment under the terms of his Employment Agreement terminates for any reason at any time before all of his or her RSUs have vested, the Grantee's unvested RSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.
5.2  Notwithstanding Section 5.1, if the Grantee's employment is terminated on or before August 15, 2017, (i) by the Company for any reason other than death, Disability (as defined in the Employment Agreement) or Cause (as defined in the Employment Agreement) or (ii) by the Grantee for Good Reason (as defined in the Employment Agreement), then 75% of the unvested RSUs shall vest.
5.3  Notwithstanding Section 5.1, if the Grantee's employment is terminated on or after August 15, 2017, but before August 15, 2018, (i) by the Company for any reason other than death, Disability or Cause or (ii) by the Grantee for Good Reason, then 65% of the unvested RSUs shall vest.
5.4  Notwithstanding Section 5.1, if the Grantee's employment terminates on or before August 15, 2019, (i) by the Company for any reason other than death, Disability or Cause or (ii) by the Grantee for Good Reason; and if in either case (i) or (ii) the VWAP (as defined in Exhibit 1) of the Common Stock is greater than $2.50 for the ten trading day period ending on the trading day immediately prior to the date of the aforementioned termination of employment, then 50% of the unvested RSUs shall vest.

6.  Effect of a Change in Control. If there is a Change in Control (as defined in the Employment Agreement), this Section 6 shall determine the vesting of any unvested RSUs.
6.1  If a Change in Control described in Section 10(d)(ii) of the Employment Agreement occurs (a "10(d)(ii) Event") or if a Change in Control described in Section 10(d)(i) of the Employment Agreement occurs and is followed by a termination by the Grantee of his employment for Good Reason pursuant to the Employment Agreement (a "10(d)(i) Event"), then the Grantee's RSU's shall vest as follows:
(a)  If the Change of Control occurred prior to August 15, 2019, all unvested RSUs shall vest on the effective date of the Change in Control with respect to a 10(d)(ii) Event, or on the effective date of termination for Good Reason with respect to a 10(d)(i) Event.
(b)  If the Change of Control occurred on or after August 15, 2019, and if the VWAP of the Common Stock is greater than $2.50 for the ten trading day period ending on the trading day immediately prior to the effective date of the Change in Control, 50% of the unvested RSUs shall vest on the effective date of the Change in Control with respect to a 10(d)(ii) Event, or on the effective date of termination for Good Reason with respect to a 10(d)(i) Event.
(c)  If the Change of Control occurred on or after August 15, 2019, and if the VWAP of the Common Stock is less than or equal to $2.50 for the ten trading day period ending on the trading day immediately prior to the effective date of the Change in Control, none of the unvested RSUs shall vest.
6.2  If any other Change in Control event occurs, vesting of RSUs shall be determined solely in accordance with Section 5.
7.  Payment of RSUs. Payment in respect of the RSUs vested for the Performance Period shall be made in a lump sum cash payment to the Grantee as soon as practicable following the vesting date and, in any event, within 30 days following the vesting date. The amount of payment in respect of the RSUs vested for the Performance Period shall be equal to the number of vested RSUs times the Fair Market Value per share of the Common Stock as of the vesting date. No shares of Common Stock shall be delivered to the Grantee upon vesting of the RSUs.
8.  Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee.
9.  Rights as Stockholder; Dividend Equivalents.
9.1 The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the RSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.
10.  No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment at any time, with or without Cause.

11.  Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 7 of the Plan.
12.  Tax Liability and Withholding.
12.1  The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Board of Directors deems reasonably necessary to satisfy all obligations for the payment of such withholding taxes. The Board of Directors may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)  tendering a cash payment; or
(b)  delivering to the Company previously owned and unencumbered shares of Common Stock.
12.2  Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs, and (b) does not commit to structure the RSUs to reduce or eliminate the Grantee's liability for Tax-Related Items.
13.  Compliance with Law. The grant of the RSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed.
14.  Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Senior Vice President and General Counsel of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
15.  Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles.
16.  Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board of Directors for review. The resolution of such dispute by the Board of Directors shall be final and binding on the Grantee and the Company.

17.  RSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
18.  Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors and administrators.
19.  Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
20.  Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Board of Directors of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.
21.  Amendment. The Board of Directors or the Compensation Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.
22.  [Reserved.]
23.  Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any exemption from Section 409A of the Code, and shall in all respects be administered in accordance with and interpreted to ensure compliance with Section 409A of the Code. Grantee's termination of employment events under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A of the Code. Furthermore, if, at the time of termination of employment with the Company, Company has stock which is publicly traded on an established securities market and Grantee is a "specified employee" (as defined in Section 409A of the Code) and it is necessary to postpone the vesting or payment pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall postpone the commencement of the payment of such payment or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Grantee) that are not otherwise paid within the short-deferral exception under Section 409A of the Code and are in excess of the lessor of two (2) times (i) Grantee's then annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Grantee's separation from service with the Company (within the meaning of Section 409A of the Code). The accumulated postponed payment shall be made within ten days after the end of the six month period.

24.  No Impact on Other Benefits. The value of the Grantee's RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
25.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
26.  Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs and that the Grantee has been advised to consult a tax advisor prior to such vesting or settlement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
GSE SYSTEMS, INC.
By:	/s/ Kyle J. Loudermilk
Name: Title:	Kyle J. Loudermilk Chief Executive Officer
/s/ Christopher D. Sorrells
Christopher D. Sorrells

EXHIBIT 1

Performance Period
The Performance Period shall be the period commencing on the Grant Date and ending on August 15, 2021.
Performance Measures
The number of RSUs vested shall be determined by reference to the Volume Weighted Average Price ("VWAP") of the Company's common stock, calculated to two decimal places, using all trades completed on a trading day as reported by the NYSE MKT or, if the Company's common stock is not then listed on the NYSE MKT, by such other exchange on which the Company lists its common stock. For example, if the Company's common stock traded three times on a single trading date in the following amounts (20 shares traded at $2.50, 55 shares traded at $2.51 and 100 shares traded at $2.48), the VWAP for that day would be $2.49.
Determining RSUs Earned
Except as otherwise provided in the Plan or the Agreement, on the Grant Date, the Grantee will receive 75,000 RSUs which will vest if the VWAP of the Common Stock as quoted on the NYSE MKT exceeds $6.00 for a 30 consecutive trading day period.